Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Financial Service Corporation of our reports dated March 15, 2005 on the consolidated financial statements of First Financial Service Corporation as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the Annual Report of First Financial Service Corporation on Form 10-K for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Louisville, Kentucky
December 29, 2005